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                                   EXHIBIT 11
                        WALNUT FINANCIAL SERVICES, INC.

                Statement re: Calculation of Per Share Earnings



                                                                      Three months ended March 31,
                                                                   ---------------------------------
                                                                     1997                    1996
                                                                   -------                 ---------
          Net income (loss)                              $           (1,035,431)  $       1,624,173
          Shares:
          Weighted average number of common shares
          outstanding                                                 14,616,687         12,814,713

          Shares issuable upon exercise of dilutive
          options and warrants                                                 0            438,865
                                                         -----------------------     --------------
                             Total                                    14,616,687 (1)     13,253,578
                                                         =======================     ==============
                 Income (loss) per common share          $                (0.07)  $            0.12
                                                         ======================      ==============



         (1) The results of this calculation for the three-month period ending March 31, 1997 are antidilutive and, as such, are not presented on the Condensed Consolidated Statements of Operations. The weighted average shares used in the calculation for per share earnings for the three-months ended March 31, 1997 are 14,616,687.





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